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                                                                      EXHIBIT 99

[NOBLE LOGO]

               NOBLE INTERNATIONAL ANNOUNCES RECORD SECOND QUARTER
            NET INCOME AND POSTS EARNINGS OF $0.40 PER DILUTED SHARE

WARREN, MI -- (JULY 22, 2004) Noble International, Ltd. ("Noble" or the "Company") (NASDAQ: NOBL) reported earnings of $0.40 per diluted share for the second quarter ending June 30, 2004, coming in at the upper end of its guidance. For the first half of 2004, Noble posted earnings of $0.76 per diluted share. For the second quarter and first half of 2003, Noble reported diluted EPS from continuing operations of $0.29 and $0.53, respectively. Noble's second quarter 2004 diluted EPS from continuing operations increased 38% despite an increase in its diluted share count of 1.7 million shares, an increase of 19%.

SECOND QUARTER RESULTS

Revenue for the second quarter rose to $87.4 million from $40.0 million in the second quarter of 2003. Gross margin increased to $9.8 million in the most recent quarter, up from $6.6 million in 2003. On a percentage basis, gross margin in the second quarter was 11.2% of sales versus 16.4% in the year-ago second quarter. The decline in the gross margin percentage was primarily due to an increase in the steel content of sales as a percentage of total revenue and is in line with management's expectations. Selling, general and administrative
(SGA) expense in the second quarter of 2004 increased to $3.6 million from $2.7 million, declining as a percentage of sales to 4.2% from 6.7% a year ago.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the second quarter of 2004 totaled $8.9 million compared to $6.1 million a year ago. Pre-tax earnings from continuing operations for the second quarter of 2004 totaled $6.1 million, up 66% from $3.7 million in the year-ago second quarter. Income tax expense for the most recent quarter was $2.0 million versus $1.3 million in last year's second quarter. Net income from continuing operations for the quarter ended June 30, 2004 was $4.1 million versus $2.4 million from continuing operations in the second quarter of 2003.

FIRST-HALF RESULTS

Revenue in the first half of 2004 more than doubled to $169 million from $79.7 million in the same period of 2003. Gross margin for the first six months of 2004 increased to $19.9 million from $12.6 million a year ago. Gross margin as a percentage of sales was 11.8% for the first half of 2004 compared to 15.8% in 2003. The decline in the gross margin percentage was primarily due to an increase in steel content sales that accounted for a greater proportion of revenue in 2004 compared to 2003. SGA expense was $7.9 million for the first half of 2004, up from $5.6 million a year ago, down as a percentage of sales to 4.7% from 7.1% in the first half of 2003.

EBITDA for the first half of 2004 was $17.4 million versus $10.9 million a year ago. Pretax income from continuing operations totaled $11.1 million versus $6.6 million in the first half of 2003, an increase of 70%. Net income from continuing operations was $7.4 million for the first six months of

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this year versus $4.3 million in the first half of 2003.

MANAGEMENT COMMENTARY AND GUIDANCE

Noble's President and Chief Executive Officer, Christopher L. Morin, stated regarding the quarter, "The second quarter of 2004 was another strong quarter for Noble, driven by the continuing growth in our laser welding business. We achieved these results through a great deal of hard work by our entire team and concentrating on our core business. During the quarter we saw most of the vehicles on which we have content post higher numbers. Production of the Ford F-150 continues to be strong and during the quarter we began shipping in volume for DaimlerChrysler's new LX cars, the Chrysler 300 and the Dodge Magnum."


Mr. Morin continued, commenting on Noble's plans to drive future growth of the market, "During the first half of this year, Noble's management team closely reviewed our efforts to grow our Company and the entire laser welding market. Over the past year, we have shifted our approach to growing the market to one of concentrating on the development of new applications. We believe we are the only laser welder that is working to innovate by developing new laser-welded body structure applications. To that end, we will focus on developing and supplying "Auto Body Solutions for the 21st Century" to maintain our position as the largest and most capable supplier in the laser welding segment. We are developing new products that capitalize on our industry-leading position in quality, curvilinear laser welding and tubular product solutions."

Jay J. Hansen, Noble's Chief Financial Officer commented on the Company's financial performance during the quarter, stating, "As we enter the third quarter, we maintain a positive outlook for Noble's performance. By the end of the second quarter, we had essentially completed the physical integration of LWI into our facilities. The operational integration is proceeding in line with our expectations and we expect this acquisition to become more accretive over time. Our financial position is stronger than at any time in our Company's history. Due to our operating performance, our cash generation exceeds our need for capital and we ended the quarter with nearly $7.5 million in cash, combined with $35 million in availability on our credit facilities."

Management anticipates earnings of $1.38 to $1.42 per diluted share for 2004 subject to the impact of Statement of Financial Accounting Standards ("SFAS") 133 and related interpretations. Our projected net income and earnings per share for the full year of 2004 are unavailable due to our inability of the Company to forecast the impact of SFAS 133 on the conversion option included in our recent issuance of $40 million Convertible Notes. Management is providing this earnings estimate subject to the stated adjustments because they are the performance measures most comparable to net income that we can forecast reliably. We are unable to accurately forecast the future changes in the fair value of the conversion option because it is based on factors outside of the Company's control. Management plans to provide initial guidance for 2005 in conjunction with its release of results for the third quarter of 2004, which is anticipated in late October 2004.

CONFERENCE CALL INFORMATION

Noble will host a conference call to discuss second quarter results at 10 AM EDT, July 22, 2004. The dial-in number is 800-821-1449 or 973-409-9256. If you are unable to participate in the conference

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call, you may listen to a digital replay of the conference call through July 29,
2004 by dialing 877-519-4471 or 973-341-3080. The password for the replay is 4979010.


USE OF EBITDA AS A FINANCIAL MEASURE


In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included throughout this news release, the Company has provided information regarding "EBITDA" (a non-GAAP financial measure). EBITDA, as adjusted, represents earnings from continuing operations before income tax, plus interest expense, depreciation, amortization and adjustments related to the impact of SFAS 133.


EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company's ability to incur and service debt. While widely used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.


Management believes that EBITDA is useful to both management and investors in their analysis of the Company's ability to service and repay its debt. Further, management uses EBITDA for planning and forecasting in future periods.

For a reconciliation of EBITDA to net income from continuing operations, see the attached financial information and supplemental data.


SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company's goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble's public filings with the Securities and Exchange Commission. NOBLE DOES NOT INTEND OR UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENTS. For more information see www.nobleintl.com.

For more information contact:

Greg L. Salchow
Noble International, Ltd.
(586) 751-5600


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                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except share and per share data)

                                                                        THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                             JUNE 30                         JUNE 30
                                                                      2003            2004            2003            2004
                                                                  ------------    ------------    ------------    ------------
Net sales                                                         $     40,037    $     87,392    $     79,661    $    168,996
Cost of sales                                                           33,478          77,608          67,087         149,057
                                                                  ------------    ------------    ------------    ------------
  Gross margin                                                           6,559           9,784          12,574          19,939
Selling, general and administrative expenses                             2,669           3,640           5,638           7,892
                                                                  ------------    ------------    ------------    ------------
  Operating profit                                                       3,890           6,144           6,936          12,047
Interest income                                                            209              66             364             163
Interest expense                                                          (676)           (891)           (997)         (2,007)
Gain on value of convertible option derivative liability                  --               595            --               595
Other, net                                                                 272             217             270             344
                                                                  ------------    ------------    ------------    ------------
  Earnings from continuing operations before income taxes                3,695           6,131           6,573          11,142
Income tax expense                                                       1,267           1,990           2,225           3,693
                                                                  ============    ============    ============    ============
  Earnings on common shares from continuing operations                   2,428           4,141           4,348           7,449
Discontinued operations:
(Loss) from discontinued operations                                       (300)           --              (992)           --
(Loss) on sale of discontinued operations                                 --              --              (677)           --
                                                                  ------------    ------------    ------------    ------------
  Net earnings on common shares                                   $      2,128    $      4,141    $      2,679    $      7,449
                                                                  ============    ============    ============    ============
BASIC EARNINGS (LOSS) PER COMMON SHARE:
  Earnings per share from continuing operations                   $       0.31    $       0.45    $       0.56    $       0.78
  (Loss) from discontinued operations                                    (0.04)           --             (0.13)           --
  (Loss) on sale of discontinued operations                               --              --             (0.09)           --
                                                                  ------------    ------------    ------------    ------------
  Basic earnings per common share                                 $       0.28    $       0.45    $       0.35    $       0.78
                                                                  ============    ============    ============    ============
DILUTED EARNINGS (LOSS) PER COMMON SHARE
  Earnings per share from continuing operations                   $       0.29    $       0.40    $       0.53    $       0.76
  (Loss) from discontinued operations                                    (0.03)           --             (0.11)           --
  (Loss) on sale of discontinued operations                               --              --             (0.08)           --
                                                                  ------------    ------------    ------------    ------------
  Diluted earnings per common share                               $       0.26    $       0.40    $       0.34    $       0.76
                                                                  ============    ============    ============    ============
  Dividends declared and paid                                     $       0.08    $       0.10    $       0.16    $       0.20
                                                                  ============    ============    ============    ============
Basic weighted average common shares outstanding                     7,723,710       9,116,063       7,723,296       9,015,707
Diluted weighted average common shares outstanding                   8,935,602      10,632,661       8,921,814      10,065,438

EBITDA FROM CONTINUING OPERATIONS, AS ADJUSTED:
  Earnings on common shares from continuing operations            $      2,428    $      4,141    $      4,348    $      7,449
  Income tax expense                                                     1,267           1,990           2,225           3,693
  Depreciation                                                           1,630           2,400           3,193           4,702
  Amortization                                                              50             101             100             155
  Gain from change in convertible option derivative                       --              (595)           --              (595)
  Interest expense                                                         676             891             997           2,007
                                                                  ============    ============    ============    ============
  EBITDA from continuing operations, as adjusted                  $      6,051    $      8,928    $     10,863    $     17,411
                                                                  ============    ============    ============    ============
EARNINGS ON COMMON SHARES FROM CONTINUING OPERATIONS
   PRIOR TO SFAS 133 IMPACT:
  Earnings on common shares from continuing operations            $      2,428    $      4,141    $      4,348    $      7,449
  Amortization of debt discount                                           --               295            --               295
  Gain on value of convertible option derivative liability                --              (595)           --              (595)
                                                                  ------------    ------------    ------------    ------------
  Earnings on common shares from continuing operations prior to
    SFAS 133 Impact                                               $      2,428    $      3,841    $      4,348    $      7,149
                                                                  ============    ============    ============    ============

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                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                                      DECEMBER 31      JUNE 30
                                                                         2003            2004
                                                                      -----------      --------
ASSETS
Current Assets:
  Cash and cash equivalents                                            $    715        $  7,467
  Accounts receivable, trade, net                                        34,030          58,629
  Inventories                                                            14,543          18,502
  Other current assets                                                   11,628           5,141
                                                                       --------        --------
Total Current Assets                                                     60,916          89,739
Property, Plant & Equipment, net                                         47,119          50,951
Other Assets:
  Goodwill, net                                                          11,839          19,870
  Other intangible assets, net                                              183           2,105
  Other assets, net                                                      12,890          13,303
                                                                       --------        --------
Total Other Assets                                                       24,912          35,278
Assets Held for Sale                                                     10,036           3,889
                                                                       --------        --------
TOTAL ASSETS                                                           $142,983        $179,857
                                                                       ========        ========

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                                     $ 29,517        $ 54,538
  Accrued liabilities                                                     4,967           7,374
  Current maturities of long-term debt                                    9,999           1,975
  Other current liabilities                                                  54           6,165
                                                                       --------        --------
Total Current Liabilities                                                44,537          70,052

Long-Term Liabilities:
  Deferred income taxes                                                   3,860           3,855
  Long-term debt, excluding current maturities, net of discount          43,000          37,514
                                                                       --------        --------
Total Long-Term Liabilities                                              46,860          41,369
Liabilities Held for Sale                                                   775            --
STOCKHOLDERS' EQUITY
  Common stock                                                                9               9
  Additional paid-in capital                                             38,161          50,207
  Retained earnings                                                      12,490          18,130
  Accumulated comprehensive income, net                                     151              90
                                                                       --------        --------
TOTAL STOCKHOLDERS' EQUITY                                               50,811          68,436
                                                                       --------        --------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                               $142,983        $179,857
                                                                       ========        ========
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